UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2016

DIVERSIFIED RESTAURANT HOLDINGS, INC.

(Name of registrant in its charter)

Nevada	000-53577	03-0606420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
27680 Franklin Road Southfield, MI 48034
(Address of principal executive offices)

Registrant's telephone number:  (248) 223-9160

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]          Written communications pursuant to Rule 425 under the Securities Act

[   ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01        Entry into a Material Definitive Agreement.

Bagger Dave’s Spin-Off

On December 25, 2016, Diversified Restaurant Holdings, Inc. (“DRH” or the “Company”) completed the previously announced tax-free spin-off (the “Spin-Off”) of its Bagger Dave's business. Specifically, DRH has completed the separation of its 100.0% owned subsidiary, AMC Burgers, Inc. and certain real estate entities into a stand-alone, publicly traded company on the over-the-counter exchange called Bagger Dave's Burger Tavern, Inc., a newly created Nevada corporation (“Bagger”). In connection with the spin-off, DRH contributed to Bagger certain assets, liabilities, and employees currently related to its Bagger Dave's businesses. Intercompany balances due to/from DRH, which includes amounts from sales, were contributed to equity. Additionally, DRH contributed $2 million in cash to Bagger to provide working capital for Bagger’s operations.

As part of the Spin-Off, Bagger entered into a Transitional Services Agreement with DRH. The Transitional Services Agreement sets forth the terms on which DRH will provide to Bagger, and Bagger will provide to DRH, on a transitional basis, certain services or functions that the companies historically have shared. Transition services will include various administrative and information technology services. The agreement provides for the provision of certain specified transition services for a period not less than one year. During the first year, there is no compensation payable to DRH in connection with the services. Thereafter, we expect compensation for transition services will be based to the extent possible, on actual cost of providing the service. The foregoing summary is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto.

A press release issued by the Company announcing the completion of the Spin-Off is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 99.1 by reference.

Amendment No. 4 to Credit Agreement and Limited Consent

On December 23, 2016, DRH and certain of its subsidiaries entered into an amendment to the Company’s primary credit facility with Citizens Bank, National Association, as administrative agent. The amendment releases all Bagger Dave’s entities as loan parties from the credit agreement. Additionally, the amendment reduces our development line of credit to $5 million, extends its maturity by one year to June 29, 2018, maintains our revolving line of credit at $5 million, eliminates the clean-down provisions of the revolver and provides for the conversion of all existing development loans into term loans. The foregoing description of the amendment to the credit agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, which has been filed as Exhibit 10.2 hereto.

Item 2.01        Completion of Acquisition or Disposition of Assets.

On December 25, 2016, the Company completed the Spin-Off of Bagger through distribution of 100.0% of the shares of common stock of Bagger Dave’s (approximately 27,195,241 shares of common stock) by way of a pro rata dividend to the Company’s stockholders. Each DRH shareholder received one share of Bagger Dave’s common stock for every share of DRH’s common stock the shareholder owned as of 5 PM, Eastern Time, on December 19, 2016.

Bagger’s business consists of the same business that used to operate as DRH’s Bagger Dave’s Burger Tavern® business segment. Bagger is now an independent public company and its common stock trades under the symbol “BAGR” on the over-the-counter market.

A Registration Statement on Form 10 relating to the Spinoff was filed by Bagger with the Securities and Exchange Commission and was declared effective on December 20, 2016. DRH filed an information statement, dated December 21, 2016, with the SEC and began mailing the information statement to DRH shareholders on or about December 27, 2016.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01        Financial Statement and Exhibits

(d) Exhibits

Exhibit No.      Description

10.1	Transition Services Agreement, dated as of December 23, 2016.

10.2	Amendment No. 4 to Credit Agreement and Limited Consent, dated as of December 23, 2016

99.1	Press Release of Diversified Restaurant Holdings, Inc. Dated December 27, 2016, Announcing Completion of Spin-Off of Bagger Dave’s Restaurants

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED RESTAURANT HOLDINGS, INC.

Dated: December 29, 2016	By:	/s/ David G. Burke
	Name:	David G. Burke
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.      Description

10.1	Transition Services Agreement, dated as of December 23, 2016.

10.2	Amendment No. 4 to Credit Agreement and Limited Consent, dated as of December 23, 2016

99.1	Press Release of Diversified Restaurant Holdings, Inc. Dated December 27, 2016, Announcing Completion of Spin-Off of Bagger Dave’s Restaurants

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